SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2005

CELLCO PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-92214	22-3372889
(Commission File Number)	(IRS Employer Identification No.)

180 Washington Valley Road Bedminster, NJ	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 306-7000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On May 19, 2005, an affiliate of Vodafone Group (“Vodafone”) designated Andrew N. Halford to become a member of the Verizon Wireless Board of Representatives (the “Board”) pursuant to Section 3.3 of the Cellco Partnership Amended and Restated Partnership Agreement dated April 3, 2000, as amended. Mr. Halford will replace Kenneth J. Hydon, who resigned from the Board at the conclusion of a meeting of the Board on May 18, 2005 and will replace Mr. Hydon as a member of the Audit Committee and the Human Resources Committee of the Board.

Mr. Halford, 46, is currently the Financial Director Designate of Vodafone, a position he has held since January 2005. Mr. Halford is expected to succeed Mr. Hydon as Financial Director of Vodafone when Mr. Hydon retires following the Annual General Meeting of Vodafone on July 26, 2005. From 2002 to 2004, Mr. Halford was Vice President and Chief Financial Officer of Verizon Wireless. From 1999 to 2002, he served as a Financial Director for various Vodafone businesses, including its Northern Europe, Middle East and Africa region. Prior to this, he held a number of business development, IT and finance directorships in the UK electricity sector from 1992 to 1998. Mr. Halford started his career with Price Waterhouse and worked for them from 1980 to 1992, based both in the UK and South Africa. He is a Fellow of the Institute of Chartered Accountants in England and Wales, having qualified in 1983.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CELLCO PARTNERSHIP

Date:	May 23, 2005	By:	/s/ Steven E. Zipperstein

Steven E. Zipperstein
Vice President – Legal & External Affairs,
General Counsel and Secretary